Exhibit (a)(5)(d)

Meten EdtechX Waives Condition to its Offer to Exercise Warrants at a Reduced Price

SHENZHEN, China, December 28, 2020 – Meten EdtechX Education Group Ltd. (Nasdaq: METX) (“Meten EdtechX” or the “Company”), a leading omnichannel English language training (“ELT”) service provider in China, today announced that it has waived a condition to its previously announced offer to exercise (Offer to Exercise”) certain warrants (the “Warrants”) at a reduced price of to $1.40 per share. The Company has waived the condition requiring that at least sixty-five percent (65%) of the outstanding Warrants be tendered prior to 11:59 p.m. (Eastern Time) on January 5, 2021 (the “Expiration Date”). In connection with the waiver, if the Company completes the offer, the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire ordinary shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions.

Additional Information

This press release is not an offer to exercise, or a solicitation of an offer to exercise, any Warrants. The Offer to Exercise is being made only on the terms and subject to the conditions described in the Offer to Exercise, dated December 7, 2020, as amended and supplemented by Amendment No. 1 to the Company’s Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2020 and the related election to participate. Holders are advised to read such documents because they contain important information about the Offer to Exercise. Copies of such documents are filed with the SEC and are available free of charge at the SEC’s web site at www.sec.gov.

Holders of Warrants may address questions about the Offer Exercise or make requests for copies of the Offer to Exercise and related documents free of charge to Morrow Sodali LLC, the information agent for the Offer to Exercise, by calling (800) 662-5200 or emailing metx.info@investor.morrowsodali.com.

For investor and media enquiries, please contact:

Meten EdtechX

Wendy Wang

+86 136-5142-6060

wendy_wsr@meten.com

Ascent Investor Relations LLC

Tina Xiao

+1 917-609-0333

tina.xiao@ascent-ir.com

About Meten EdtechX

Meten EdtechX is a leading ELT service provider in China, delivering English language and future skills training for Chinese students and professionals. Through a sophisticated digital platform and nationwide network of learning centers, the Company provides its services under three industry-leading brands: Meten (adult and junior ELT services), ABC (primarily junior ELT services) and Likeshuo (online ELT). It offers superior teaching quality and student satisfaction, which are underpinned by cutting edge technology deployed across its business, including AI-driven centralized teaching and management systems that record and analyze learning processes in real time.

The Company is committed to improving the overall English language competence and competitiveness of the Chinese population to keep abreast of the rapid development of globalization. Its experienced management is focused on further developing its digital platform and expanding its network of learning centers to deliver a continually evolving service offerings to a growing number of students across China.

For more information, please visit https://investor.metenedu-edtechx.com.

Safe Harbor Statement

This announcement contains forward-looking statements, based on our current expectations, assumptions, estimates and projections about us and our industry, that involve risks and uncertainties. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: the Company’s ability to complete the Offer to Exercise; the volatility of the Company’s ordinary shares; the impact of the COVID-19 outbreak, our ability to attract students without a significant decrease in course fees; our ability to continue to hire, train and retain qualified teachers; our ability to maintain and enhance our “Meten” brand; our ability to effectively and efficiently manage the expansion of our school network and successfully execute our growth strategy; the outcome of ongoing, or any future, litigation or arbitration, including those relating to copyright and other intellectual property rights; competition in the English language training sector in China; changes in our revenues and certain cost or expense items as a percentage of our revenues; the expected growth of the Chinese English language training and private education market; Chinese governmental policies relating to private educational services and providers of such services; health epidemics and other outbreaks in China; and general economic conditions in China. Further information regarding these and other risks is included in our annual report on Form 20-F and other documents filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law. All information provided in this press release and in the attachments is as of the date of this press release, and the Company undertakes no duty to update such information, except as required under applicable law.